UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 South Lake Avenue, Suite 703 Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 304-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On October 25, 2006, Insert Therapeutics, Inc. (“Insert”), a majority owned subsidiary of Arrowhead Research Corporation (the “Company”), entered into a Subscription Agreement (the “Subscription Agreement”) with the Company for the sale of 5 Million units. Each unit was sold for $1.00 and consisted of one (1) share of Series C-2 Preferred Stock of Insert and 40% warrant coverage evidenced by a warrant (a “Warrant”) to acquire shares of Series D Preferred Stock of Insert. The Warrants are exercisable at any time at an exercise price of $1.25 per share and are callable by Insert anytime after July 1, 2007.

The Company was the lead investor in Insert’s larger private financing transaction in which Insert sold an aggregate of approximately 10.6 Million units, Insert received an aggregate of $10.3 million in cash and cash commitments, and Insert issued 300,000 units in exchange for the extinguishment of $300,000 of Insert debt. After giving effect to the offering and the Company’s additional investment in Insert, the Company holds approximately 64.4% of Insert’s outstanding capital stock, reduced slightly from the Company’s pre-offering ownership of 68.3% of Insert’s outstanding capital stock.

The foregoing is intended only as a summary of the terms of the Subscription Agreement and related transactions. Please refer to the Form of Subscription Agreement and Form of Warrant, filed as Exhibits 10.1 and 10.2 hereto, for the complete terms of such agreements. Also attached is the Company’s press release, released on October 26, 2006, announcing the Company’s investment in Insert and Insert’s overall financing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of Subscription Agreement
10.2	Form of Warrant
99.1	Press Release issued by Company on October 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2006

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Joseph T. Kingsley
Joseph T. Kingsley,
President and Chief Financial Officer